Exhibit 10.29

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment, dated as of _______ __, 2020 (the "Amendment") is by and between General Cannabis Corp. (the "Company") and Steve Gutterman (the "Employee").

WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of December 13, 2019 with respect to Employee's services as Chief Executive Officer of the Company (the "Employment Agreement");

WHEREAS, the Company and the Employee desire to amend the Employment Agreement pursuant to the terms of Section 20 of the Employment Agreement; and

WHEREAS, capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee agree as follows:

1.

Amendment of Section 3(a).  The Employment Agreement shall be amended to reduce the Base Salary to $212,500, such that Section 3(a) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“Base Salary.  Employee’s base salary shall be $212,500 per annum and shall be subject to increase from time to time in the Board’s sole discretion (the “Base Salary”), which salary shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).”

2.

Terms of Agreement; Conflicting Terms.  Except as expressly modified hereby, all terms, conditions and provisions of the Employment Agreement shall continue in full force and effect.  In the event of any inconsistency or conflict between the Employment Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

3.

Governing Law.  This Amendment is to be construed in accordance with and governed by the internal laws of the State of Colorado without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Colorado to the rights and duties of the parties.

4.

Counterparts.  This Amendment may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which taken together shall constitute one and the same instrument.

5.

Entire Agreement.  This Amendment and the Employment Agreement constitute the entire and exclusive agreement between the parties with respect to this subject matter.  All previous discussions and agreements with respect to this subject matter are superseded by the Employment Agreement and this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

COMPANY

General Cannabis Corp.

By:
Name:
Title:

EMPLOYEE

Name:	Steve Gutterman